Exhibit 99.1

Tron Inc. to Ring The Nasdaq Opening Bell on July 24, 2025

Winter Park, Florida, July 23, 2025 — Tron Inc. (Nasdaq: TRON) (the “Company”), an innovation leader at the intersection of blockchain, entertainment and digital assets, today announced it will ring the Nasdaq Stock Market Opening Bell on Thursday, July 24, 2025.

The ceremony will be led by Justin Sun, Founder of the TRON Blockchain and Global Advisor to Tron Inc., live from the Nasdaq MarketSite in Times Square — heralding the Company’s bold transformation into next-generation technology and digital innovation.

“Ringing the Nasdaq Opening Bell marks a powerful milestone in Tron Inc.’s journey,” said Rich Miller, CEO of Tron Inc. “With the addition of Justin Sun as our Global Advisor and our continued expansion into blockchain-powered treasury holdings, this moment highlights our long-term vision to build shareholder value through innovation and strategic leadership.”

Investors can tune into the live broadcast of the Opening Bell ceremony via https://www.nasdaq.com/marketsite/bell-ringing-ceremony.

About Tron Inc. (formerly SRM Entertainment, Inc.)

Tron Inc. (formerly SRM Entertainment, Inc.) is a publicly traded company pioneering blockchain-integrated treasury strategies. As the public company with the largest TRON (TRX) tokens holdings, Tron Inc. is committed to transparency, and the adoption of decentralized finance for long-term value creation. In addition, through its wholly owned subsidiary, the Company designs, develops, and manufactures custom merchandise which includes toys and souvenirs for the world’s largest theme parks and other entertainment venues. Many of the Company’s products are based on award winning multi-billion-dollar entertainment franchises that are featured in popular movies and books. The products are distributed worldwide at Walt Disney Parks and Resorts, Universal Parks and Destinations, United Parks and Resorts – SeaWorld, Six Flags and other attractions.

Caution Regarding Forward-Looking Statements

Certain statements in this announcement are forward-looking statements. Investors can identify these forward-looking statements by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “potential,” “continue” or other similar expressions. These statements include, but are not limited to, statements regarding the Company’s continued expansion into blockchain-powered treasury holdings and long-term vision to build shareholder value through innovation and strategic leadership. These statements are subject to uncertainties and risks including, but not limited to, the risk factors discussed in the Risk Factors and in Management’s Discussion and Analysis of Financial Condition and Results of Operations sections of our Forms 10-K, 10-Q and other reports filed with the SEC and available at www.sec.gov. Although the Company believes that the expectations expressed in these forward-looking statements are reasonable, it cannot assure you that such expectations will turn out to be correct, and the Company cautions investors that actual results may differ materially from the anticipated results and encourages investors to review other factors that may affect its future results in the Company’s registration statement and other filings with the SEC. Additional factors are discussed in the Company’s filings with the SEC, which are available for review at www.sec.gov. The Company undertakes no obligation to update or revise publicly any forward-looking statements to reflect subsequent occurring events or circumstances, or changes in its expectations that arise after the date hereof, except as may be required by law.

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